SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549



                                    FORM 8-K
                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


Date of Report (Date of earliest event reported):             June 5, 1997



                                    SCOTT'S LIQUID GOLD-INC.
                  (Exact name of Registrant as specified in its charter)

         Colorado                 0-12343                 84-0920811
     (State or other            (Commission            (I.R.S. Employer
      jurisdiction               File Number)         Identification No.)
     of incorporation)


                   4880 Havana Street, Denver, CO            80239
              (Address of principal executive offices)     (Zip Code)

                    Registrant's telephone number:  (303) 373-4860


Item 5.  Other Events.

     On June 5, 1997, Scott's Liquid Gold-Inc. (the "Company") was served in a lawsuit brought in the United States District Court for the District of Colorado by Norman Brooks, Leslee Brooks and Norman A. Brooks, M.D., Inc. Other defendants include the Company's wholly-owned subsidiary Neoteric Cosmetics, Inc., Jerome J. Goldstein and the Goldstein Family Limited Partnership. Jerome
J. Goldstein is Chairman of the Board of the Company and the father of Mark E. Goldstein, President and Chief Executive Officer of the Company. The Goldstein Family Limited Partnership was established by Mr. and Mrs. Jerome J. Goldstein in November, 1996 and received common stock of the Company previously held by Mr. and Mrs. Goldstein. Leslee Brooks is a daughter of Mr. and Mrs. Jerome J. Goldstein and a sister of Mark E. Goldstein. Norman Brooks is the husband of Leslee Brooks.

     The plaintiffs claim that their disclosure to the Company in 1991 of the concept of an alpha hydroxy acid based product, as well as their assistance in developing the Company's Alpha Hydrox for the over-the-counter consumer market, benefited the Company and entitles the plaintiffs under a doctrine of unjust enrichment to compensation in an amount equal to at least one-third of the income from the product since its inception. The plaintiffs also request punitive damages. In related claims against Jerome J. Goldstein, the plaintiffs allege that Jerome J. Goldstein breached a fiduciary duty owed to Dr. and Ms. Brooks, that Jerome J. Goldstein fraudulently induced them to disclose the product concept to the Company and assist the Company in the development of an alpha hydroxy acid product line and that the resulting damages are at least equal to one-third of the income from the product. The plaintiffs further claim that there should be a "constructive trust" imposed on the stock transferred to the Goldstein Family Limited Partnership.

     The Company believes that there was no agreement, either written or oral, to provide any compensation to the plaintiffs beyond consulting fees paid by the Company to the Brooks that there was no expectation of such compensation, and that the compensation already paid to the Brooks for consulting services was fair and reasonable. The Company views the lawsuit as groundless and intends to defend itself vigorously in the lawsuit.


                                   SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                            Scott's Liquid Gold-Inc.
                                           (Registrant)


Date:  June 6, 1997                     By:  /s/ Barry Shepard
                                             Barry Shepard, Treasurer